Exhibit 99.1

Contact: Thomas E. Vessey

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES SECOND QUARTER RESULTS        www.1stcent.com

Redlands, California—July 11, 2007—1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced financial results for the second quarter. The Company reported earnings for the quarter ended June 30, 2007 of $2.146 million, compared to earnings of $1.847 million for the second quarter 2006, representing a 16%, or $299,000 increase. Basic earnings per share were 44 cents for the current quarter compared to 39 cents for the same period last year. Diluted earnings per share were 40 cents for the current quarter compared to 35 cents for the same period last year.

The Return on Average Equity and Return on Average Assets as of June 30, 2007 were 18.65% and 1.45%, respectively, compared to 20.03% and 1.54%, for the same period in 2006, respectively. As of June 30, 2007 when compared to the same period last year, average equity increased $8.7 million or 24% and average assets increased $103.3 million or 22%.

Total net loans increased $31.3 million, or 7% from $426.2 million to $457.5 million from December 31, 2006 to June 30, 2007. Deposits, at $493.4 million, represent an increase of $36.9 million or 8% from $456.5 million at December 31, 2006. Total assets reached a record high of $591.9 million at June 30, 2007, up 7%, or $40.8 million, from $551.1 million at December 31, 2006. The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve.

Thomas E. Vessey, President and Chief Executive Officer, stated, “While the economic environment has softened, we have directed our efforts to diversifying our loan portfolio with positive results. Our performance for the second quarter of 2007 reflects the momentum of the many business markets we serve.”

Patrick J. Meyer, Chairman of the Board stated, “We are delighted to reach record performance during the second quarter of 2007. We are building on a strong foundation. We have a commitment to community banking, and will continue to work hard to earn the continued trust and confidence shown to us by our loyal shareholder and customer base.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

June 30, 2007 and December 31, 2006

Dollar amounts in thousands	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$13,223	$18,385
Federal funds sold	13,460	2,900

Total cash and cash equivalents	26,683	21,285
Interest-bearing deposits in financial institutions	1,943	2,922
Investment securities, available for sale	75,880	72,649
Stock investments restricted, at cost	1,972	1,681
Loans, net of allowance for loan losses of $6,100 and $5,741	457,497	426,200
Accrued interest receivable	3,585	3,469
Premises and equipment, net	3,008	3,152
Goodwill	4,180	4,180
Cash surrender value of life insurance	11,864	11,639
Other assets	5,344	3,950

Total assets	$591,956	$551,127

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$107,561	$111,154
Interest-bearing deposits	385,827	345,309

Total deposits	493,388	456,463
Accrued interest payable	451	432
Repurchase agreement	30,000	30,000
Other liabilities	3,875	3,729
Subordinated notes payable to subsidiary trusts	18,306	18,306

Total liabilities	546,020	508,930

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 4,856,866 and 3,212,215 shares at June 30, 2007 and December 31, 2006, respectively	28,592	27,998
Retained earnings	18,153	14,038
Accumulated other comprehensive income (loss)	(809)	161

Total shareholders’ equity	45,936	42,197

Total liabilities and shareholders’ equity	$591,956	$551,127

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Dollar amounts in thousands, except per share amounts	2007	2006	2007	2006
Interest income:
Loans, including fees	$10,804	$9,316	$21,176	$17,874
Deposits in financial institutions	29	31	66	59
Federal funds sold	94	281	216	552
Investments:
Taxable	691	101	1,372	196
Tax-exempt	249	70	494	110

Total interest income	11,867	9,799	23,324	18,791

Interest expense:
Interest bearing demand and savings deposits	1,664	1,427	3,213	2,589
Time deposits $100,000 or greater	1,055	500	1,979	939
Other time deposits	979	481	1,869	924
Interest on borrowed funds	854	356	1,663	695

Total interest expense	4,552	2,764	8,724	5,147

Net interest income	7,315	7,035	14,600	13,644
Provision for loan losses	300	155	400	620

Net interest income after provision for loan losses	7,015	6,880	14,200	13,024

Noninterest income:
Customer service fees	433	357	832	685
Gains from sale of loans	243	52	273	317
Conduit loan referral income	382	63	637	558
Other income	280	174	502	254

Total noninterest income	1,338	646	2,244	1,814

Noninterest expense:
Salaries and employee benefits	2,668	2,465	5,362	4,952
Net occupancy expense	560	571	1,148	1,122
Other operating expense	1,665	1,524	3,321	2,967

Total noninterest expense	4,893	4,560	9,831	9,041

Income before provision for income taxes	3,460	2,966	6,613	5,797
Provision for income taxes	1,314	1,119	2,492	2,234

Net income	$2,146	$1,847	$4,121	$3,563

Basic earnings per share[1]	$0.44	$0.39	$0.85	$0.75

Diluted earnings per share[1]	$0.40	$0.35	$0.77	$0.68

[1]	Adjusted for the 50% stock distribution declared to shareholders of record on May 1, 2007, and distributed May 15, 2007.